Exhibit 99.1

Northern Oil and Gas, Inc. Announces Acquisition of Bakken Acreage and Production and Increase in Borrowing Base Under Revolving Credit Facility

WAYZATA, MINNESOTA --- May 29, 2009 --- Northern Oil and Gas, Inc. (AMEX: NOG) (“Northern Oil”) today announced that it has entered into an Exploration and Development Agreement with Slawson Exploration Company, Inc. (“Slawson”) pursuant to which Northern Oil acquired certain North Dakota Bakken assets from Windsor Bakken LLC as part of a syndicate led by privately owned Slawson.  Pursuant to the agreement, Northern Oil purchased a five percent (5.0%) interest in the undeveloped acreage, including approximately 60,000 net acres.  Northern also acquired fourteen percent (14%) of the existing 59 gross Bakken and Three Forks well bores in North Dakota including approximately 1,200 barrels of oil production per day.  In the transaction, Northern purchased approximately 300,000 barrels of proven producing reserves as well as approximately 3,000 net undeveloped acres for a total cost of $7,300,000.  The acreage includes several high-rate Parshall Field wells that Northern Oil believes offer significant infill drilling opportunities.

Under the Exploration and Production Agreement, Slawson will be responsible for all operations concerning the properties and is expected to drill up to 45 gross Bakken wells on the newly acquired acreage through 2010.  Northern Oil currently expects drilling to be focused on approximately 23,000 core Bakken acres located in Mountrail County, encompassing a significant portion of Northern’s existing core Bakken acreage.

On February 27, 2009, Northern Oil completed the closing of a revolving credit facility with CIT Capital that provides up to $25 million of working capital for exploration and production operations.  Under this facility, $11 million of financing was initially made available to the Company.  In conjunction with the acquisition described above, CIT agreed to immediately increase the current borrowing available under the facility to $16 million.  The additional borrowing made available from CIT was used to fund the acquisition of the properties acquired from Windsor Bakken LLC.  Northern Oil expects to redetermine its borrowing base as of June 30, 2009.  Given recent production growth and increases in commodity prices, Northern Oil believes it is likely the borrowing base available under the facility may be increased at that time.

Michael Reger, Chief Executive Officer, commented, “We are excited to have purchased an interest in the Windsor Bakken acreage package and especially to have the opportunity to develop this acreage with Slawson Exploration Company.  In our experience we have found Slawson to be an extremely efficient and skilled operator in the Bakken.  This new acreage is highly complementary to our existing acreage position, especially in Mountrail County, North Dakota and we expect a significant number of the wells to be drilled on the undeveloped portion to include acreage Northern currently controls.  We believe the addition of such acreage, together with the increased borrowing base under our CIT facility, will enable Northern Oil to continue to aggressively execute its development plans within a highly productive area of the Bakken.  This acquisition of production and reserves, at a very compelling value, represents the types of opportunities we have been targeting in the current market environment.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin, specifically the Mountrail County, North Dakota area Bakken and Three Forks/Sanish trend. Northern Oil's secondary objective is conventional, 3D driven, oil and gas exploration and development throughout the Rocky Mountain region.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

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